UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported): April 16, 2014 (April 11, 2014)

Aly Energy Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	033-92894	75-2440201
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 920
Houston, Texas 77056
(Address of principal executive offices)

Registrant’s telephone number, including area code: 713-333-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information set forth in Item 2.01 and 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets

On April 11, 2014, we entered into an Asset Purchase, Stock Purchase and Merger Agreement (the “Centrifuge Acquisition Agreement”), by and among the Company, Aly Centrifuge Inc., (a newly formed subsidiary of the Company), United Centrifuge USA, LLC (“United”), United Oilfield, Inc. (“UOI”), Canadian Nitrogen Services Ltd. (“CNS”), and various affiliates of United. The Centrifuge Acquisition Agreement contemplates the acquisition of the business conducted by United in the solids control and fluids management sectors of the oilfield services and rental equipment industry for a purchase price of $25 million, consisting of $15 million in cash (subject to certain adjustments as described in the Centrifuge Acquisition Agreement), $5 million in the form of preferred stock of Aly Centrifuge, Inc. and up to $5 million of contingent consideration based upon the revenues of United for each of the 12 month periods ending on March 31, 2015, 2016 and 2017. The transaction consisted of the purchase of certain assets used by United that were owned by UOI and CNS, the purchase of certain of the membership interests of United and the merger of United with and into Aly Centrifuge Inc. On April 15, 2014, the Company consummated the transactions contemplated by the Centrifuge Acquisition Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 15, 2014 and in connection with the consummation of the Centrifuge Acquisition Agreement, we entered into an Amended and Restated Credit Agreement with Wells Fargo Bank, as administrative agent. The new agreement increases the size of the credit facility to $30 million, consisting of a $25 million term loan with a maturity date of April 30, 2017 and a $5 million revolving credit facility. The obligations under the agreement are guaranteed by all of the Company’s subsidiaries and secured by substantially all of the assets of the Company and its subsidiaries. The credit agreement contains customary events of default and covenants including restrictions on the ability of the Company and its subsidiaries to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, grant liens and sell assets. The borrowing base for the revolving credit facility is determined monthly based upon our inventory and receivables.

Borrowings under the credit facility bear interest, at our option, at the base rate or LIBOR. The annual interest rate on each base rate borrowing is (i) the greatest of Wells Fargo’s Prime Rate, the Federal Funds Rate plus 0.5% and the one-month LIBOR rate on such day plus 1.00%, plus (ii) a margin between 2.50% and 3.50% (depending on the then current leverage ratio). The interest rate on each LIBOR loan will be the LIBOR rate for the applicable interest period plus a margin between 3.50% and 4.50% (depending on the then-current leverage ratio). Borrowings under the term loan facility are repayable quarterly in an amount of $1,250,000 with a balloon payment of the remaining outstanding borrowings on April 30, 2017. Proceeds of the term loan are being used to repay the existing indebtedness of approximately $9,877,000 and to fund the cash portion of the purchase price of the Centrifuge Acquisition Agreement. There are no current borrowings under the revolving credit facility.

Item 3.02. Unregistered Sales of Equity Securities

On April 11, 2014, we issued 10,328,200 shares of our common stock to eight accredited investors at a price of $.55 per share, for gross proceeds of $5,680,510. We also accepted subscriptions for an additional 2,090,908 shares of common stock to two additional accredited investors at a price of $.55 per share, for gross proceeds of $1,150,000 payable to the Company on April 30, 2014. Such transaction was and is exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Regulation S and Section 4(2) of such statute.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On April 11, 2014, we agreed to issue to Ali H M Afdhal, one of our directors, 1,366,068 shares of our common stock as a fee in respect of his arrangement of the transactions described in Item 3.02 above.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On April 11, 2004, we amended our certificate of incorporation to increase the authorized common stock of the Company from 100 million shares to 200 million shares.

Item 8.01. Other Events.

On April 16, 2014, we issued a press release regarding the Centrifuge Acquisition Agreement and related matters. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The Company will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The Company will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(d) Exhibits.

3.1	Amendment to Certificate of Incorporation

4.1	Amended and Restated Credit Agreement, by and Aly Energy Services, Inc., a Delaware corporation (the “Company”), the Lenders defined in the Credit Agreement and Wells Fargo Bank, National Association as Administrative Agent for the Lenders, as Issuing Lender and as Swing Line Lender

10.1	Asset Purchase, Stock Purchase and Merger Agreement, by and among Aly Energy Services, Inc., Aly Centrifuge, Inc. United Centrifuge USA, LLC, United Oilfield, Inc., Canadian Nitrogen Services Ltd. and various affiliates of United Centrifuge USA, LLC

99.1	Press release dated April 16, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aly Energy Services, Inc.

Dated: April 16, 2014	By:	/s/ Munawar H. Hidayatallah
Name: Munawar H. Hidayatallah
Title: Chairman and CEO